Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Medicis Technologies Corporation
For the Nine Months Ended September 30, 2011 (unaudited),
the Nine Months Ended September 30, 2010 (unaudited) and
the Years Ended December 31, 2010 and 2009
With Report of Independent Auditors

Medicis Technologies Corporation

Consolidated Financial Statements

For the Nine Months Ended September 30, 2011 (unaudited), the Nine Months Ended

September 30, 2010 (unaudited) and the Years Ended December 31, 2010 and 2009

Contents

Report of Independent Public Accounting Firm	1

Financial Statements

Consolidated Balance Sheets as of September 30, 2011 (unaudited), December 31, 2010 and 2009	2
Consolidated Statements of Operations for the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2010 and 2009	3
Consolidated Statements of Stockholder’s Equity (Deficit) for the nine months ended September 30, 2011 (unaudited) and the years ended December 31, 2010 and 2009	4
Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2010 and 2009	5
Notes to Consolidated Financial Statements	6

Report of Independent Public Accounting Firm

To the Board of Directors and Stockholder of

Medicis Technologies Corporation

We have audited the accompanying consolidated balance sheets of Medicis Technologies Corporation and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Medicis Technologies Corporation and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

December 16, 2011

Phoenix, Arizona

Medicis Technologies Corporation

Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010	2009
	(Unaudited)
Assets
Current assets:
Cash	$572,415	$628,782	$1,110,037
Accounts receivable	65,246	155,885	410,439
Inventories, net	4,049,608	4,494,612	3,212,010
Other current assets	219,832	394,295	246,087

Total current assets	4,907,101	5,673,574	4,978,573
Property and equipment, net	—	—	1,330,122
Intangible assets, net	—	—	8,395,000
Goodwill	—	—	113,332,031
Other assets	33,744	33,744	33,744

	$4,940,845	$5,707,318	$128,069,470

Liabilities
Current liabilities:
Accounts payable	$1,693,843	$2,355,268	$3,150,371
Other current liabilities	4,636,356	5,418,946	3,690,122

Total current liabilities	6,330,199	7,774,214	6,840,493
Deferred tax liabilities, net	—	—	918,000
Other liabilities	4,499	56,389	108,660
Stockholder’s (deficit) equity:
Paid-in capital	258,943,072	229,498,329	194,193,030
Accumulated other comprehensive (loss) income	(4,515)	(5,679)	4,346
Accumulated deficit	(260,332,410)	(231,615,935)	(73,995,059)

Total stockholder’s (deficit) equity	(1,393,853)	(2,123,285)	120,202,317

	$4,940,845	$5,707,318	$128,069,470

See accompanying notes to consolidated financial statements.

Medicis Technologies Corporation

Consolidated Statements of Operations

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Net revenues	$486,400	$1,642,010	$4,063,508	$1,268,005
Cost of revenues	2,546,055	1,097,161	3,121,123	739,427

Gross (loss) profit	(2,059,655)	544,849	942,385	528,578
Operating expenses:
Selling, general and administrative (1)	17,745,093	15,408,321	20,821,647	17,334,890
Research and development (2)	8,911,727	10,404,442	14,314,514	14,214,050
Depreciation and amortization	—	828,422	1,102,754	995,471
Impairment of long-lived assets	—	—	123,241,627	—

Operating loss	(28,716,475)	(26,096,336)	(158,538,157)	(32,015,833)
Interest expense	—	—	719	—

Operating loss before income tax benefit	(28,716,475)	(26,096,336)	(158,538,876)	(32,015,833)
Income tax benefit	—	—	(918,000)	—

Net loss	$(28,716,475)	$(26,096,336)	$(157,620,876)	$(32,015,833)

(1) amounts include share-based compensation expense	$(11,879)	$557,416	$647,432	$614,247
(2) amounts include share-based compensation expense	$(117,100)	$559,001	$656,469	$564,434

See accompanying notes to consolidated financial statements.

Medicis Technologies Corporation

Consolidated Statements of Stockholder’s Equity (Deficit)

	Paid-in Capital	Accumulated Other Comprehensive Income(Loss)	Accumulated Deficit	Total
Balance at December 31, 2008	$163,666,037	$—	$(41,979,226)	$121,686,811
Comprehensive loss:
Net loss	—	—	(32,015,833)	(32,015,833)
Foreign currency translation adjustment	—	4,346	—	4,346

Comprehensive loss				(32,011,487)
Funding from parent	30,526,993	—	—	30,526,993

Balance at December 31, 2009	194,193,030	4,346	(73,995,059)	120,202,317
Comprehensive loss:
Net loss	—	—	(157,620,876)	(157,620,876)
Foreign currency translation adjustment	—	(10,025)	—	(10,025)

Comprehensive loss				(157,630,901)
Funding from parent	35,305,299	—	—	35,305,299

Balance at December 31, 2010	229,498,329	(5,679)	(231,615,935)	(2,123,285)
Comprehensive loss:
Net loss (unaudited)	—	—	(28,716,475)	(28,716,475)
Foreign currency translation adjustment (unaudited)	—	1,164	—	1,164

Comprehensive loss (unaudited)				(28,715,311)
Funding from parent (unaudited)	29,444,743	—	—	29,444,743

Balance at September 30, 2011 (unaudited)	$258,943,072	$(4,515)	$(260,332,410)	$(1,393,853)

See accompanying notes to consolidated financial statements.

Medicis Technologies Corporation

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(28,716,475)	$(26,096,336)	$(157,620,876)	$(32,015,833)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	828,422	1,102,754	995,471
Impairment of long-lived assets	—	—	123,241,627	—
Share-based compensation expense	(128,979)	1,116,417	1,303,901	1,178,681
Corporate allocation of share-based compensation expense from Parent	760,488	500,197	653,977	515,253
Deferred income taxes	—	—	(918,000)	—
Changes in operating assets and liabilities:
Accounts receivable	90,639	253,924	254,554	(47,736)
Inventories	445,004	(1,781,342)	(1,110,414)	(701,512)
Other current assets	174,463	(522,526)	(148,208)	76,216
Accounts payable	(661,425)	113,020	(795,103)	394,411
Other current liabilities	(472,529)	1,172,130	817,727	1,900,344
Other liabilities	(51,890)	(45,994)	(52,271)	(45,506)

Net cash used in operating activities	(28,560,704)	(24,462,088)	(33,270,332)	(27,750,211)
Investing activities
Purchase of property and equipment	—	(1,231,487)	(1,459,416)	(1,044,112)
Decrease in other assets	—	—	—	5,549

Net cash used in investing activities	—	(1,231,487)	(1,459,416)	(1,038,563)
Financing activities
Funding from parent	28,503,173	25,753,673	34,258,518	29,424,718

Net cash provided by financing activities	28,503,173	25,753,673	34,258,518	29,242,718
Effect of exchange rate on cash	1,164	(5,080)	(10,025)	4,346

Net (decrease) increase in cash	(56,367)	55,018	(481,255)	640,290
Cash at beginning of period	628,782	1,110,037	1,110,037	469,747

Cash at end of period	$572,415	$1,165,055	$628,782	$1,110,037

See accompanying notes to consolidated financial statements.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements

September 30, 2011

1. The Company and Basis of Presentation

Medicis Technologies Corporation (“LipoSonix” or the “Company”) is a medical device company that develops, manufactures and markets non-invasive, non-surgical aesthetic body sculpting technology. The Company’s first product, the LIPOSONIX® system, uses advanced high-intensity focused ultrasound (“HIFU”) technology to permanently destroy targeted fat just beneath the skin in the treatment areas of the abdomen and flanks. The first generation LIPOSONIX® system is currently marketed in Canada, the European Union and Japan, and was cleared by the U.S. Food and Drug Administration (“FDA”) in early September 2011 for non-invasive waist circumference reduction. The second generation LIPOSONIX® system was cleared by the FDA in late October 2011.

The Company was incorporated on July 26, 1999 in the state of Delaware and commenced operations on December 13, 2000 with the issuance of common stock to its founders. On July 1, 2008, Medicis Pharmaceutical Corporation (“Medicis” or the “Parent”), through one of its wholly-owned subsidiaries, acquired LipoSonix for $150 million in cash, plus contingent regulatory and commercial milestone payments. During 2009, the name of the Company was changed from LipoSonix, Inc. to Medicis Technologies Corporation.

On February 25, 2011, Medicis announced that as a result of Medicis’ strategic planning process and the existing regulatory and commercial capital equipment environment, it determined to explore strategic alternatives for its LipoSonix business including, but not limited to, the sale of the stand-alone business. Medicis engaged an investment banking firm to assist with its exploration of strategic alternatives for LipoSonix. On November 1, 2011, Medicis sold LipoSonix to Solta Medical, Inc. (“Solta”). See Note 9.

The consolidated financial statements of the Company have been prepared on a stand-alone basis and include the accounts of all LipoSonix legal entities and all transactions directly related to the LipoSonix business. All significant intercompany accounts and transactions have been eliminated in consolidation. The stand-alone consolidated financial statements of LipoSonix also include expenses of Medicis allocated to LipoSonix for certain functions provided by Medicis, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, regulatory, research and development and executive management. These expenses, which consist of personnel costs, have been allocated to LipoSonix on the basis of the percentage of time spent supporting the LipoSonix business. Medicis considers the basis on which the expenses have been allocated to be a reasonable reflection of benefit received by LipoSonix during the periods presented. The allocations may not, however, reflect the expense LipoSonix would have incurred as an independent, stand-alone company for the periods

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. The Company and Basis Of Presentation (continued)

presented. Actual costs that may have been incurred if LipoSonix had been a stand-alone company would depend on a number of factors, including the chosen organization structure and infrastructure. The amount of general corporate expenses incurred by Medicis allocated to the Company were as follows:

	Nine Months Ended September 30		Year Ended December 31
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Included in selling, general and administrative expense	$2,442,749	$1,904,206	$2,585,096	$2,117,348
Included in research and development expense	380,272	279,036	370,717	—

	$2,823,021	$2,183,242	$2,955,813	$2,117,348

Included in the amount of general corporate expenses incurred by Medicis allocated to the Company was share-based compensation expense of $760,488, $500,197, $653,977 and $515,253 for the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009, respectively.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2011, the consolidated statements of operations and cash flows for the nine months ended September 30, 2011 and 2010, and the consolidated statement of stockholders’ equity (deficit) for the nine months ended September 30, 2011 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2011, the results of operations and cash flows for the nine months ended September 30, 2011 and 2010 and stockholder’s equity (deficit) for the nine months ended September 30, 2011.

Operating results for the nine months ended September 30, 2011 may not be indicative of the results that may be expected for the year ended December 31, 2011.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

2. Funding From Parent

The Company has incurred operating losses and negative operating cash flows since inception. Because the Company has not been able to generate sufficient cash flow to fund its ongoing operations, Medicis has funded the Company’s operations during its time as parent of the Company. As the financial statements of the Company are presented on a stand-alone basis, funding received by the Company from the Parent is classified as a contribution of equity and is included in paid-in capital in the accompanying consolidated balance sheets. Paid-in capital also includes Medicis’ original investment in the Company at the time it was acquired by Medicis effective July 1, 2008.

The following is a summary of activity in paid-in-capital during the nine months ended September 30, 2011 (unaudited), and the years ended December 31, 2010 and 2009:

Balance at December 31, 2008	$163,666,037
Share-based compensation expense related to Parent stock options and restricted stock awards granted to LipoSonix employees	587,022
Corporate allocation of share-based compensation expense from Parent	515,253
Funding from Parent	29,424,718

Balance at December 31, 2009	194,193,030
Share-based compensation expense related to Parent stock options and restricted stock awards granted to LipoSonix employees	392,804
Corporate allocation of share-based compensation expense from Parent	653,977
Funding from Parent	34,258,518

Balance at December 31, 2010	229,498,329
Share-based compensation expense related to Parent stock options and restricted stock awards granted to LipoSonix employees	181,082
Corporate allocation of share-based compensation expense from Parent	760,488
Funding from Parent	28,503,173

Balance at September 30, 2011	$258,943,072

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies

Inventories

Inventories consist of raw materials, work-in-process, finished goods and capitalized labor and overhead costs. Inventories are valued at the lower of cost or market using the first-in, first-out method. The Company provides valuation reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, technological obsolescence and market conditions.

Inventory costs associated with products that have not yet received regulatory approval are capitalized if, in the view of the Company’s management, there is probable future commercial use and future economic benefit. If future commercial use and future economic benefit are not considered probable, then costs associated with pre-launch inventory that has not yet received regulatory approval are expensed as research and development expense during the period the costs are incurred. As of September 30, 2011 (unaudited), December 31, 2010 and 2009, there were $1,271,013, $506,502 and $0, respectively, of costs capitalized into inventory for products that had not yet received regulatory approval.

Inventories are as follows:

	September 30	December 31
	2011	2010	2009
	(Unaudited)
Raw materials	$2,481,084	$1,634,653	$836,856
Work-in-process	136,620	1,294,557	1,662,338
Finished goods	3,361,583	1,565,402	712,816
Valuation reserve	(1,929,679)	—	—

Total inventories	$4,049,608	$4,494,612	$3,212,010

The increase in the valuation reserve during the nine months ended September 30, 2011, which occurred during the first quarter of 2011, was due to an increase in the amount of inventory that was projected to not be sold, due to delays in the FDA approval of the first generation LIPOSONIX® system in the U.S. and the development of the second generation LIPOSONIX® system.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Selling, general and administrative costs capitalized into inventory during the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009 was $1,300,298, $1,095,958, $1,456,037 and $1,259,499, respectively. Depreciation expense capitalized into inventory during the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009 was $0, $135,598, $172,188, and $164,890, respectively. Selling, general and administrative costs and depreciation expense included in inventory, in aggregate, as of September 30, 2011 (unaudited), December 31, 2010 and December 31, 2009 was $433,798, $936,666 and $1,166,907, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of property and equipment (two to ten years). Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

During the fourth quarter of 2010, property and equipment were determined to be impaired based on the Company’s analysis of the long-lived assets’ carrying value and projected future cash flows. As a result of the impairment analysis, the Company recorded a write-down of $2,184,596 related to property and equipment. The $2,184,596 write-down of property and equipment represented the full carrying value of the assets immediately prior to the write-down. Additionally, property and equipment acquired subsequent to December 31, 2010 were charged to expense immediately and not capitalized. During the nine months ended September 30, 2011 (unaudited), $778,199 of property and equipment was acquired and immediately expensed, and is included in general and administrative expenses.

Property and equipment at December 31, 2009 consisted of the following:

Furniture, fixtures and equipment	$1,861,705
Leasehold improvements	121,724

1,983,429
Less: accumulated depreciation	(653,307)

$1,330,122

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Total depreciation expense for property and equipment was $0, $325,922, $432,754 and $325,471 for the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009, respectively.

Intangible Assets and Goodwill

The Company had identifiable intangible assets and goodwill that were established upon Medicis’ acquisition of the Company effective July 1, 2008. The Company amortized the identifiable intangible assets on a straight-line basis over their expected useful lives. An intangible asset associated with the existing technology of the Company was determined to have an expected useful life of 10 years, while an intangible asset associated with trademarks and trade names was determined to have an indefinite expected useful life.

Goodwill acquired by Medicis as a result of its acquisition of LipoSonix in 2008 was pushed down to LipoSonix for LipoSonix’ stand-alone financial statements.

During the fourth quarter of 2010, intangible assets and goodwill were determined to be impaired based on the Company’s analysis of the long-lived assets’ carrying value and projected future cash flows. As a result of the impairment analysis, the Company recorded a write-down of $7,725,000 related to intangible assets and $113,332,031 related to goodwill. The $7,725,000 and $113,332,031 write-down of intangible assets and goodwill, respectively, represented the full carrying value of the assets immediately prior to the write-down.

Details of total intangible assets as of December 31, 2009 were as follows:

	Life	Gross	Accumulated Amortization	Net
Existing technology	10.0	$6,700,000	$(1,005,000)	$5,695,000
Trademarks and trade names	Indefinite	2,700,000	—	2,700,000

Total intangible assets		$9,400,000	$(1,005,000)	$8,395,000

Total amortization expense was $0, $502,500, $670,000 and $670,000 for nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009, respectively.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company assesses the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant under-performance of a product line in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the Company’s use of the assets. In addition, the Company is required to perform an impairment assessment of goodwill at least annually, and more frequently under certain circumstances. The goodwill is subject to annual impairment during the last quarter of the Company’s fiscal year. Recoverability of assets that will continue to be used in the Company’s operations is measured by comparing the carrying amount of the asset grouping to the Company’s estimate of the related total future net cash flows. If an asset carrying value is not recoverable through the related cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset grouping’s carrying amount and its present value of anticipated net cash flows, based on the best information available, including market prices or discounted cash flow analysis. If the assets determined to be impaired are to be held and used, the Company recognizes an impairment loss through a charge to operating results to the extent the present value of anticipated net cash flows attributable to the asset are less than the asset’s carrying value. When it is determined that the useful lives of assets are shorter than originally estimated, and there are sufficient cash flows to support the carrying value of the assets, the Company will accelerate the rate of amortization charges in order to fully amortize the assets over their new shorter useful lives. The impairment assessment process requires the use of estimates and assumptions, which are subject to a high degree of judgment.

During the year ended December 31, 2010, long-lived assets of the Company were determined to be impaired based on the Company’s analysis of the long-lived assets’ carrying value and projected future cash flows. As a result of the impairment analysis, the Company recorded a write-down of $123,241,627 related to these long-lived assets. This write-down included the following:

Goodwill	$113,332,031
Intangible assets	7,725,000
Property and equipment	2,184,596

$123,241,627

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Factors affecting the future cash flows of the long-lived assets included the existing regulatory and commercial capital equipment environment, which have included delays in the regulatory approval process and competitive products entering the market. The write-down of goodwill, intangible assets and property and equipment represented the full carrying value of the respective assets immediately prior to the write-down. Annual amortization expense related to the intangible assets prior to the write-down was $670,000. Annual depreciation expense related to the property and equipment prior to the write-down was $432,754.

Other Current Liabilities

Other current liabilities are as follows:

	September 30	December 31
	2011	2010	2009
	(Unaudited)
Accrued bonuses and incentives	$2,980,712	$2,606,666	$1,658,211
SARs liability	320,658	1,357,297	591,659
Accrued vacation	380,672	360,866	275,143
Warranty reserve	189,106	242,170	177,333
Deferred revenue	114,700	214,907	344,273
Other	650,508	637,040	643,503

	$4,636,356	$5,418,946	$3,690,122

Deferred revenue at September 30, 2011 (unaudited), December 31, 2010 and December 31, 2009 is net of $0, $0 and $315,225, respectively, of deferred cost of revenue.

Revenue Recognition

Revenue from product and service sales is recognized pursuant to ASC 605, Revenue Recognition. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the product has occurred or services have been rendered; (iii) the selling price is both fixed and determinable; and (iv) collectibility is reasonably assured. All of the Company’s sales are made to third-party distributors. Distributors are required to have a fully executed distributor agreement (an

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

“Agreement”) in place with the Company prior to the shipment of product. The Agreement identifies shipment terms as FCA Manufacturer’s Plant (shipping point), whereby the Company is obligated and at risk until it provides the shipment to the carrier at the Company’s facility. Typically there are no rights of return, aside from the standard, limited warranty, and there are no repurchase agreements in place. Prices are established by reference to a price list within the Agreement. The Company evaluates distributors prior to entering into an Agreement, and the Company performs a credit review prior to rendering credit to a distributor. During 2009, certain Agreements contained a right of return for 90 days after the customer took possession. For sales where the right of return date had not yet passed, the revenue and the related cost of revenue were deferred. Deferred revenue, net of deferred cost of revenue, relating to these transactions was $213,473 as of December 31, 2009.

Transducers, which are a component of the LIPOSONIX® system, are considered a separately identified unit. Transducers contain a limited number of units of treatment (or “sites”). The Company employs a site banking program which allows for customers to receive a transducer at no charge upon reaching a certain number of banked sites, which are created when less sites remain in a transducer than would be needed to perform a full treatment on a patient. Because of the potential for an additional transducer to be delivered at a future date, the Company defers a portion of the revenue for each transducer sale based on the estimated number of sites banked per transducer. The deferred revenue relating to site banking was $114,700, $133,300 and $55,800 as of September 30, 2011 (unaudited), December 31, 2010 and December 31, 2009, respectively.

The Company is required to provide service training to its distributors, on an as needed basis, but no later than three months after entering into an Agreement, as distributors are required to provide service to their customers. This service training has been determined to be a separate deliverable. Revenue recognition related to the fair value of the service training is deferred, if material, until the service training has been completed. As of September 30, 2011 (unaudited), December 31, 2010 and December 31, 2009, no deferred revenue was recorded for service training, as all service training had been provided as of those dates.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009 were $1,975,910, $3,601,914, $4,760,809 and $3,039,573, respectively.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Warranty Reserve

The Company provides a 15 month limited warranty (“warranty”) on its product sales to distributors and a 12 month limited warranty on its retail (end customer) product sales. Spare parts have a warranty period of 90 days or the remainder of the original warranty period, whichever is greater. The warranty period starts upon shipment from the Company’s facility (for sales to distributors) or upon shipment from the distributor (for sales to end customers). Under the warranty terms, covered products will be free from defect and will operate in all material respects in accordance with the functional specifications published.

In order to calculate the warranty reserve, the Company estimates the future service cost and number of service events based on historical data and management’s judgment in lieu of adequate history, as warranty expense is reasonably estimable. This rate is then applied to the installed base to determine the level of warranty reserve needed. Any increase or decrease in the warranty reserve is recorded as cost of revenue in the period of the change. The warranty reserve is included in other current liabilities in the accompanying consolidated balance sheets.

The following is a summary of activity in the warranty reserve for the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2010 and 2009:

	Warranty Reserve Balance at Beginning of Period	Charged to Warranty Expense	Deductions	Warranty Reserve Balance at End of Period
Nine Months Ended September 30, 2011 (unaudited)	$242,170	$268,355	$(321,419)	$189,106
Nine Months Ended September 30, 2010 (unaudited)	177,333	157,800	(193,342)	141,791
Year Ended December 31, 2010	177,333	299,200	(234,363)	242,170
Year Ended December 31, 2009	115,566	122,038	(60,271)	177,333

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are determined using an annual effective tax rate, which generally differs from the U.S. Federal statutory rate, primarily because of changes in valuation allowances against deferred tax assets and various expenses that are not deductible for tax purposes. The Company’s effective tax rate may be subject to fluctuations during the year as new information is obtained which may affect the assumptions it uses to estimate its annual effective tax rate, including factors such as changes in valuation allowances against deferred tax assets, reserves for tax audit issues and settlements, utilization of tax credits and changes in tax laws in jurisdictions where the Company conducts operations. The Company recognizes tax benefits only if the tax position is more likely than not of being sustained. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities, along with net operating losses and credit carryforwards. The Company records valuation allowances against its deferred tax assets to reduce the net carrying value to amounts that management believes is more likely than not to be realized. Income taxes have been presented in the accompanying financial statements as if the Company filed tax returns on a separate basis. Due to the Company’s history of operating losses, management has concluded that the Company’s deferred tax assets are not more likely than not to be realized.

Legal Contingencies

The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is estimable. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, the Company does not believe any of its pending legal proceedings or claims will have a material adverse effect on its results of operations or financial condition.

Foreign Currency Translations

The local currency is typically the functional currency of our foreign subsidiaries. The financial statements of foreign subsidiaries have been translated into U.S. Dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

reported in other comprehensive (loss) income. Total accumulated (losses) gains from foreign currency translation, included in accumulated other comprehensive (loss) income at September 30, 2011 (unaudited), December 31, 2010, and December 31, 2009, was $(4,515), $(5,679) and $4,346, respectively. No significant transaction losses were recognized during the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), or the years ended December 31, 2010 and 2009.

Use of Estimates and Risks and Uncertainties

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult and subjective judgments include the establishment and maintenance of reserves for warranty obligations; the assessment of recoverability of long-lived assets and goodwill; and the recognition and measurement of current and deferred income tax assets and liabilities. The actual results experienced by the Company may differ from management’s estimates.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities reported in the consolidated balance sheets approximates fair value because of the immediate or short-term maturity of these financial instruments.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820) – Fair Value Measurement, to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU No. 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements, particularly for level 3 fair value measurements. ASU No. 2011-04 is effective for interim and annual reporting periods beginning after December 15, 2011 and must be applied prospectively. The Company is currently assessing what impact, if any, the revised guidance will have on its results of operations and financial condition.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The updated guidance amends the FASB Accounting Standards Codification (“Codification”) to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both alternatives, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU No. 2011-05 will be applied retrospectively. ASU No. 2011-05 is effective for annual reporting periods beginning after December 15, 2011, with early adoption permitted, and will be applied retrospectively. It is expected that the adoption of this amendment will only impact the presentation of comprehensive income within the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The updated guidance permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying the two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed in annual reporting periods beginning after December 15, 2011, with early adoption permitted. The Company does not expect the revised guidance to impact its results of operations and financial condition.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

4. Commitments and Contingencies

Occupancy Arrangements

The Company presently leases approximately 24,700 square feet of office, laboratory and manufacturing space in Bothell, Washington under a lease agreement that expires in October 2012.

Rent expense was $254,659, $254,625, $339,300 and $366,744 for the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009, respectively.

At September 30, 2011 (unaudited), future lease payments under the Company’s operating lease are as follows:

Three months ended December 31, 2011	$315,669
Year ended December 31, 2012	100,883

$416,552

5. Income Taxes

The reconciliations of the U.S. federal statutory rate to the combined effective tax rate used to determine income tax expense (benefit) are as follows:

	Nine Months Ended September 30		Year Ended December 31
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%	(34.0)%
State tax rate, net of federal tax benefit	—	—	—	—
Non-deductible impairment of goodwill	—	—	24.3	—
Other non-deductible items	0.1	—	—	0.1
Credits and other	(0.2)	—	(0.2)	(1.6)
Valuation allowance	34.1	34.0	9.3	35.5

	0.0%	0.0%	(0.6)%	0.0%

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

5. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	September 30, 2011 (Unaudited)
	Current	Long-term
Deferred tax assets:
Net operating loss carryforwards	$—	$55,255,044
Credits	—	2,076,782
Other (primarily reserves and liabilities)	3,057,549	—

	3,057,549	57,331,826
Deferred tax liabilities:
Excess of net book value over tax basis of intangible assets	—	—

	—	—
Valuation allowance	(3,057,549)	(57,331,826)

Net deferred tax assets	$—	$—

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

5. Income Taxes (continued)

	December 31
	2010		2009
	Current	Long-Term	Current	Long-Term
Deferred tax assets:
Net operating loss carryforwards	$—	$45,706,771	$—	$33,484,532
Credits	—	2,076,782	—	1,774,507
Other (primarily reserves and liabilities)	2,759,165	—	1,317,488	—

	2,759,165	47,783,553	1,317,488	35,259,039
Deferred tax liabilities:
Excess of net book value over tax basis of intangible assets	—	—	—	(2,561,534)

	—	—	—	(2,561,534)
Valuation allowance	(2,759,165)	(47,783,553)	(1,317,488)	(33,615,505)

Net deferred tax liabilities	$—	$—	$—	$(918,000)

Due to the Company’s history of operating losses, management has concluded that the Company’s deferred tax assets are not more likely than not to be realized. The valuation allowance increased by $9,846,657, $15,609,725 and $11,772,580 for the nine months ended September 30, 2011 (unaudited), and the years ended December 31, 2010 and 2009, respectively.

At September 30, 2011 (unaudited), the Company has a federal net operating loss carryforward of approximately $162.5 million and a federal research and experimentation carryforward of approximately $2.1 million. The net operating losses and research and experimentation credit carryforwards begin to expire in 2021.

At September 30, 2011 (unaudited), December 31, 2010 and 2009, the Company has not made any accruals for uncertain tax positions. The Company recognizes accrued interest and penalties, if applicable, related to unrecognized tax benefits in income tax expense. During the nine months ended September 30, 2011 (unaudited) and the years ended December 31, 2010 and 2009, the Company did not recognize any interest and penalties. The Company files a U.S. federal income tax return. Such returns have either been audited or settled through statute expiration through December 31, 2007.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation

Medicis has granted share-based compensation awards to certain of the Company’s employees. The awards are granted from Medicis’ stock option plans and are indexed in the Class A common stock of Medicis. The share-based compensation expense related to the awards of the Company’s employees is allocated to the Company by Medicis. Share-based compensation awards granted from Medicis’ stock option plans include stock options and restricted stock awards. Medicis also grants stock appreciation rights (“SARs”).

Stock Options

Stock option awards granted by Medicis are granted at the fair market value on the date of grant. Qualified and non-qualified stock options vest over a period determined at the time the options are granted, ranging from one to five years, and generally have a maximum term of ten years. When options are exercised, new shares of Medicis’ Class A common stock are issued.

The total value of the stock options awards is expensed ratably over the service period of the employees receiving the awards. As of September 30, 2011 (unaudited), there is no unrecognized compensation cost related to stock option awards to be recognized as expense subsequent to September 30, 2011, as there are no awards outstanding.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

A summary of stock options granted to LipoSonix employees and related information for the nine months ended September 30, 2011 (unaudited), and the years ended December 31, 2010 and 2009 is as follows:

	Stock Options	Weighted Average Price
Balance at December 31, 2008	—	$—
Granted	15,000	11.28
Exercised	—	—
Terminated	—	—

Balance at December 31, 2009	15,000	11.28
Granted	8,029	22.69
Exercised	(1,500)	11.28
Terminated	(21,529)	15.54

Balance at December 31, 2010	—	—
Granted	—	—
Exercised	—	—
Terminated	—	—

Balance at September 30, 2011	—	—

All of the stock options granted were non-qualified awards.

The intrinsic value of options exercised during 2010 was $17,205.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31
	2011	2009
Expected dividend yield	1.06%	0.35%
Expected stock price volatility	0.33	0.45
Risk-free interest rate	3.04%	2.20%
Expected life of options	7.0 Years	7.0 Years

The expected dividend yield is based on expected annual dividends to be paid by Medicis as a percentage of the market value of Medicis’ stock as of the date of grant. Medicis determined that a blend of implied volatility and historical volatility is more reflective of market conditions and a better indicator of expected volatility than using purely historical volatility. The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The expected lives of options are based on historical data of Medicis.

The weighted average fair value of stock options granted during 2010 and 2009 was $8.10 and $5.32, respectively.

Restricted Stock Awards

Restricted stock awards are valued at the closing market value of Medicis’ Class A common stock on the date of grant, and the total value of the award is expensed ratably over the service period of the employees receiving the grants.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

A summary of restricted stock activity for grants made to LipoSonix employees and changes for the nine months ended September 30, 2011 (unaudited) and the years ended December 31, 2010 and 2009 is as follows:

Nonvested Shares	Shares	Weighted- Average Grant-Date Fair Value
Non-vested at December 31, 2008	156,268	$18.57
Granted	—	—
Vested	(13,464)	18.57
Forfeited	(21,540)	18.57

Non-vested at December 31, 2009	121,264	18.57
Granted	—	—
Vested	(13,476)	18.57
Forfeited	—	—

Non-vested at December 31, 2010	107,788	18.57
Granted	42,291	31.33
Vested	(26,139)	18.57
Forfeited	(5,146)	23.32

Non-vested at September 30, 2011	118,794	22.91

The total fair value of restricted shares vested during the nine months ended September 30, 2011 (unaudited), and the years ended December 31, 2010 and 2009 was $485,401, $250,249 and $250,026, respectively.

On November 1, 2011, Medicis sold LipoSonix to Solta (see Note 9). As a result of the sale of LipoSonix to Solta, as of November 1, 2011, all outstanding non-vested restricted stock awards for LipoSonix employees were forfeited. Therefore, as of September 30, 2011 (unaudited), there is no unrecognized compensation cost related to non-vested restricted stock awards to be recognized as expense subsequent to September 30, 2011.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

Stock Appreciation Rights

During 2009, Medicis began granting cash-settled SARs to many of its employees. SARs generally vest over a graduated five-year period and expire seven years from the date of grant, unless such expiration occurs sooner due to the employee’s termination of employment, as provided in the applicable SAR award agreement. SARs allow the holder to receive cash (less applicable tax withholding) upon the holder’s exercise, equal to the excess, if any, of the market price of Medicis’ Class A common stock on the exercise date over the exercise price, multiplied by the number of shares relating to the SAR with respect to which the SAR is exercised. The exercise price of the SAR is the fair market value of a share of Medicis’ Class A common stock relating to the SAR on the date of grant. The total value of the SAR is expensed over the service period of the employee receiving the grant, and a liability is recognized in the Company’s consolidated balance sheets until settled. The fair value of SARs is required to be remeasured at the end of each reporting period until the award is settled, and changes in fair value must be recognized as compensation expense to the extent of vesting each reporting period based on the new fair value.

The fair value of each SAR was estimated on the date of the grant, and was remeasured as of the end of the reporting period, using the Black-Scholes option pricing model with the following assumptions:

	SARS Granted During the Nine Months Ended September 30	SARS Granted During the Year Ended December 31
	2011	2010	2009
	(Unaudited)
Expected dividend yield	0.87%	0.95% to 1.06%	0.35%
Expected stock price volatility	0.32	0.32 to 0.33	0.45
Risk-free interest rate	3.12%	3.04% to 3.07%	2.18%
Expected life of SARs	7.0 years	7.0 years	7.0 years

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

	Remeasurement as of September 30	Remeasurement as of December 31
	2011	2010
	(Unaudited)
Expected dividend yield	0.88%	0.90%
Expected stock price volatility	0.36	0.31
Risk-free interest rate	0.96% to 1.43%	2.71%
Expected life of SARs	4.4 to 6.5 years	5.2 to 6.3 years

The weighted average fair value of SARs granted during the nine months ended September 30, 2011 (unaudited) and the years ended December 31, 2010 and 2009, as of the respective grant dates, was $9.90, $8.31 and $5.32, respectively. The weighted average fair value of all SARs outstanding as of the remeasurement dates of September 30, 2011 (unaudited) and December 31, 2010, was $20.40 and $13.51, respectively.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

A summary of SARs activity for awards granted to LipoSonix employees for the nine months ended September 30, 2011 (unaudited), and the years ended December 31, 2010 and 2009, is as follows:

	Number of SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2008	—	$—
Granted	217,580	11.28
Exercised	—	—
Terminated	(24,418)	11.28

Balance at December 31, 2009	193,162	11.28
Granted	137,300	23.33
Exercised	(9,905)	11.28
Terminated	—	—

Balance at December 31, 2010	320,557	16.44	5.6	$3,317,915
Granted	46,460	27.56
Exercised	(29,871)	14.24
Terminated	—	—

Balance at December 31, 2010	337,146	18.17	5.1	6,174,283

The intrinsic value of SARs exercised during the nine months ended September 30, 2011 (unaudited) and the year ended December 31, 2010, was $667,660 and $135,119, respectively.

As of September 30, 2011 (unaudited), 13,890 SARs were exercisable, with a weighted average exercise price of $18.35, and an aggregate intrinsic value of $251,802.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Share-Based Compensation (continued)

On November 1, 2011, Medicis sold LipoSonix to Solta (see Note 9). As a result of the sale of LipoSonix to Solta, as of November 1, 2011, all outstanding non-vested SARs awards for LipoSonix employees were forfeited. LipoSonix employees may exercise their outstanding and exercisable SARs until January 29, 2012, when any remaining unexercised SARs will be forfeited. As a result, as of September 30, 2011 (unaudited), there is no unrecognized compensation cost related to outstanding SARs to be recognized as expense subsequent to September 30, 2011.

Total share-based compensation expense related to awards granted to LipoSonix employees recognized during the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009 was as follows:

	Nine Months Ended September 30		Year Ended December 31
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Stock options	$12,397	$11,783	$11,783	$37,475
Restricted stock awards	168,685	276,696	381,021	549,547
Stock appreciation rights	(310,061)	827,938	911,097	591,659

Total share-based compensation expense	$(128,979)	$1,116,417	$1,303,901	$1,178,681

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

7. Net Revenues by Geographic Region

The Company’s net revenues by geographic region for the nine months ended September 30, 2011 and 2010 (unaudited), and the years ended December 31, 2010 and 2009 were as follows:

	Nine Months Ended September 30		Year Ended December 31
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Canada	$381,644	$1,473,004	$1,704,070	$230,745
Europe	104,756	169,006	269,213	1,037,260
Asia	—	—	2,090,225	—

	$486,400	$1,642,010	$4,063,508	$1,268,005

8. Defined Contribution Plan

Medicis has a defined contribution plan (the “Contribution Plan”) that is intended to qualify under Section 401(k) of the Internal Revenue Code. All employees of Medicis, including employees of the Company, are eligible to participate in the Contribution Plan, except those who have not attained the age of 21. Participants are able to contribute, through payroll deductions, up to 100.0% of their basic compensation, not to exceed Internal Revenue Code limitations. The Contribution Plan also provides for profit sharing contributions by Medicis. Medicis matches 50% of the first 6% of basic compensation contributed by the participants. During 2010 and 2009, Medicis also made a discretionary contribution to the plan. During the nine months ended September 30, 2011 (unaudited), the nine months ended September 30, 2010 (unaudited), and the years ended December 31, 2010 and 2009, the Company recognized expense related to Medicis’ matching and discretionary contributions under the Contribution Plan of $186,290, $139,745, $664,665 and $398,591, respectively.

9. Subsequent Events

The Company has evaluated events subsequent to September 30, 2011, to assess the need for potential recognition or disclosures in the financial statements. Such events were evaluated through December 16, 2011, the date these financial statements were available to be issued. Based upon this evaluation, it was determined that no other subsequent events occurred that require recognition or additional disclosure in the financial statements other than those listed below.

Medicis Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Subsequent Events (continued)

On October 24, 2011, the Company received FDA clearance of the second generation LIPOSONIX® system specifically indicated for non-invasive waist circumference reduction.

On November 1, 2011, Medicis closed its sale of all issued and outstanding shares of common stock of the Company to Solta, pursuant to a previously announced stock purchase agreement, dated September 12, 2011, by and between Medicis and Solta (the “Agreement”). In connection therewith, on November 1, 2011, a separate subsidiary of Medicis transferred to Solta certain assets and assigned to Solta certain agreements, in each case related to the Company. Solta paid to Medicis at the closing $15.5 million in cash, consisting of the initial purchase price of $15 million and a preliminary working capital adjustment, which remained subject to a customary post-closing review based on the amount of working capital of the Company at the closing. In addition, Solta agreed to pay to Medicis the following contingent payments after the closing, subject to the terms and conditions of the Agreement:

(i)

a one-time cash payment of up to $20 million upon approval by the FDA of the second generation LIPOSONIX® system prior to October 1, 2012 (the FDA approval was obtained in late October 2011, as a result of which Solta was required to make the $20 million payment to Medicis on or prior to November 19, 2011. Solta made this $20 million payment to Medicis on November 18, 2011); and

(ii)	additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products.

At the closing, Solta also assumed the contingent payment obligations of Medicis with respect to the former shareholders of LipoSonix, Inc. pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix, Inc. and the other parties thereto effective July 1, 2008.